Exhibit 99.1

SOURAV GHOSH Chief Financial Officer (240) 744-5267	JAIME MARCUS Investor Relations (240) 744-5117 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for the Third Quarter of 2026
Delivered Comparable Hotel RevPAR Growth of 8.8% and Comparable Hotel Total RevPAR Growth of 7.3%
Acquired 1 Hotel Brooklyn Bridge and Renaissance Dallas at Plano Legacy West Hotel
Amended $2.5 Billion Credit Facility, Extending Maturity and Improving Pricing Grid
Raising Full Year 2026 Growth Guidance for Comparable Hotel RevPAR to 6.75% and Total RevPAR to 6.0%
BETHESDA, Md., November 4, 2026 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for the third quarter of 2026.
OPERATING RESULTS
(unaudited, in millions, except per share and hotel statistics)

	Quarter ended September 30,			Year-to-date ended September 30,
	2026	2025	Percent Change	2026	2025	Percent Change
Revenues	$1,347	$1,331	1.2%	$4,632	$4,511	2.7%
Comparable hotel revenues⁽¹⁾	1,312	1,222	7.4%	4,392	4,149	5.9%
Comparable hotel Total RevPAR⁽¹⁾	348.19	324.47	7.3%	392.74	371.19	5.8%
Comparable hotel RevPAR⁽¹⁾	219.50	201.71	8.8%	237.21	222.51	6.6%

Net income	$71	$163	(56.4%)	$813	$639	27.2%
EBITDAre⁽¹⁾	340	314	8.3%	1,396	1,313	6.3%
Adjusted EBITDAre⁽¹⁾	347	319	8.8%	1,415	1,329	6.5%

Diluted earnings per common share	$0.10	$0.23	(56.5%)	$1.16	$0.91	27.5%
NAREIT FFO per diluted share⁽¹⁾	0.38	0.34	11.8%	1.66	1.54	7.8%
Adjusted FFO per diluted share⁽¹⁾	0.39	0.35	11.4%	1.69	1.56	8.3%
*Additional detail on the Company’s results, including data for 24 domestic markets, is available in the Third Quarter 2026 Supplemental Financial Information on the Company’s website at www.hosthotels.com.
James F. Risoleo, President and Chief Executive Officer, said, “We delivered a strong third quarter, driven by the quality of our portfolio, disciplined capital allocation and continued reinvestment in our assets. Comparable hotel RevPAR increased 8.8%, supported by rate growth and broad-based strength in leisure transient, group, and business transient demand. Comparable hotel Total RevPAR grew 7.3%, reflecting higher food and beverage revenues and leisure transient demand. We now expect full year comparable hotel RevPAR growth of approximately 6.75% and comparable hotel Total RevPAR growth of approximately 6.0% over 2025, both of which are above the high end of our previously announced guidance ranges.
Risoleo continued, “The acquisitions of the 1 Hotel Brooklyn Bridge and Renaissance Dallas at Plano Legacy West enhance our diversified portfolio with two market-leading properties that are expected to be immediately accretive to the Company. The 1 Hotel expands our presence in New York into a new submarket, and the Renaissance establishes our presence in the high-growth Dallas/Fort Worth market. Looking ahead, demand remains durable, supported by resilient leisure travel, growth in business travel, and healthy group demand in many markets. With our investment-grade balance sheet, strong liquidity and diversified portfolio, Host Hotels is well positioned to capitalize on favorable industry fundamentals and selectively pursue growth opportunities to deliver long-term value creation.”
_______________________________
(1)NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel revenues are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures. Additionally, comparable hotel results and statistics include adjustments for dispositions, acquisitions and non-comparable hotels. See Hotel Operating Data for RevPAR results of the portfolio based on the Company's ownership period without these adjustments.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 4, 2026

HIGHLIGHTS:
•Comparable hotel Total RevPAR was $348.19 for the third quarter of 2026, an increase of 7.3% compared to the same period in 2025, driven by increases in room rates and continued growth in food and beverage spend. Growth was broad-based, with 11 of the Company's 24 domestic markets achieving double-digit increases in comparable hotel Total RevPAR. Comparable hotel Total RevPAR year-to-date in 2026 was $392.74, an increase of 5.8%.
•Comparable hotel RevPAR was $219.50, an increase of 8.8% compared to the same period in 2025, reflecting rate increases of 5.7% and an increase in occupancy of 2.1 points. The growth was driven by very strong transient demand throughout the quarter, boosted by the World Cup and an increase in business transient demand, in addition to an increase in group bookings, and despite the impacts from an active hurricane season in Hawaii during the quarter. Comparable hotel RevPAR year-to-date in 2026 was $237.21, an increase of 6.6%.
•GAAP net income was $71 million, a 56.4% decrease compared to the third quarter of 2025, reflecting a decline in gain on asset sales, partially offset by an improvement in GAAP operating profit margin of 140 basis points to 9.0%, as higher room rates offset wage expense increases. Year-to-date, GAAP net income was $813 million, a 27.2% increase compared to 2025, benefiting from gains on asset sales and GAAP operating profit margin of 15.8%, an improvement of 110 basis points compared to 2025.
•Comparable hotel EBITDA was $331 million, an increase of 11.4% compared to the third quarter of 2025, reflecting a comparable hotel EBITDA margin increase of 90 basis points to 25.2% due to improvements in operations, largely driven by average room rate increases, which offset increases in wage expenses over the same period in 2025. Year-to-date, comparable hotel EBITDA was $1,327 million, an increase of 8.2% compared to 2025, while comparable hotel EBITDA margin increased 70 basis points to 30.2%. Comparable hotel results for both periods exclude Alila Ventana Big Sur, which was removed from the comparable hotel set in the third quarter after the hotel was closed for one month during an evacuation mandate due to wildfires in the vicinity.
•Adjusted EBITDAre was $347 million, an increase of 8.8% compared to the third quarter of 2025. Results benefited from improved operations and comparable hotel EBITDA margins, which more than offset declines due to the 2025 and 2026 dispositions. Year-to-date Adjusted EBITDAre was $1,415 million, exceeding 2025 by 6.5%.
•Subsequent to quarter end, the Company acquired the leasehold interest in the 195-room 1 Hotel Brooklyn Bridge for a total purchase price of $202 million, which is net of the $4 million furniture, fixtures and equipment ("FF&E") reserve. The Company also acquired the fee simple interest in the 308-room Renaissance Dallas at Plano Legacy West Hotel for a total purchase price of $172 million. The 1 Hotel Brooklyn Bridge, a LEED Gold-certified luxury hotel that sits on Pier 1 in Brooklyn Bridge Park, overlooks the East River and the Manhattan skyline. The Renaissance anchors the Legacy West mixed-use development in Plano, Texas and has approximately 35,000 square feet of meeting space.
•Subsequent to quarter end, the Company amended and restated its $2.5 billion credit facility, extending the maturity of the $1.5 billion revolver to January 2031 and the maturities of the two $500 million term loans to January 2031 and January 2032, respectively, with extension options that, if exercised, would align all maturities under the facility at January 2032. Under the amended facility, the Company expanded the accordion feature to $1.25 billion and achieved total reductions of 12.5 basis points on revolver draws, 15 basis points on the term loans, and 5 basis points on the facility fee, reflecting both a reset of the pricing grid to current market levels and a new leverage-based pricing benefit, while maintaining pricing incentives linked to portfolio sustainability initiatives.
Sourav Ghosh, Executive Vice President and Chief Financial Officer, added, "Subsequent to quarter end, we further strengthened our balance sheet by recasting our $2.5 billion credit facility, extending maturities through 2031 and 2032 and improving pricing. Following the recast, our debt has a weighted average maturity of 5.2 years and a weighted average interest rate of 4.8%. The enhancements to our credit facility provide further flexibility as we pursue our successful capital allocation strategy.”

© Host Hotels & Resorts, Inc.	PAGE 2 OF 26

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 4, 2026

BALANCE SHEET
The Company maintains a robust balance sheet, with the following balances at September 30, 2026:
•Total assets of $12.8 billion.
•Debt balance of $5.1 billion, with a weighted average maturity of 4.4 years, a weighted average interest rate of 4.8%, and no significant maturities until December 2028. Following the restatement of the credit facility, the weighted average maturity increased to 5.2 years.
•Total available liquidity of approximately $3.1 billion, including furniture, fixtures and equipment escrow reserves of $157 million and $1.5 billion available under the revolver portion of the credit facility. Following the transactions noted above, our estimated adjusted cash balance is as follows (in millions):

Cash and cash equivalents at September 30, 2026	$1,492
Cash consideration for the acquisition of Renaissance Dallas at Plano Legacy West Hotel(1)	(162)
Cash consideration for the acquisition of 1 Hotel Brooklyn Bridge	(202)
Third quarter dividend paid on common stock	(137)
Cash and cash equivalents adjusted for subsequent transactions	$991
___________________________
(1) Cash paid for acquisition is net of deposits paid prior to September 30, 2026.
DIVIDENDS
The Company paid a third quarter common stock cash dividend of $0.20 per share on October 15, 2026 to stockholders of record on September 30, 2026. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors.
HOTEL BUSINESS MIX UPDATE
The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 61%, 34%, and 5%, respectively, of its full year 2025 room sales.
The following are the results for transient, group and contract business in comparison to 2025 performance, for the Company's current portfolio:

	Quarter ended September 30, 2026			Year-to-date ended September 30, 2026
	Transient	Group	Contract	Transient	Group	Contract
Room nights (in thousands)	1,573	924	214	4,337	3,123	633
Percent change in room nights vs. same period in 2025	4.8%	1.3%	(2.3%)	1.2%	1.8%	2.8%
Rooms revenues (in millions)	$528	$251	$48	$1,571	$939	$143
Percent change in revenues vs. same period in 2025	11.5%	4.5%	4.6%	7.9%	4.7%	7.1%

© Host Hotels & Resorts, Inc.	PAGE 3 OF 26

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 4, 2026

CAPITAL EXPENDITURES
The following presents the Company’s capital expenditures spend through the third quarter of 2026 and the forecast for the full year 2026 (in millions):

	Year-to-date ended September 30, 2026	2026 Full Year Forecast

	Actual	Low-end of range	High-end of range
ROI - Marriott and Hyatt Transformational Capital Programs	$121	$180	$195
All other return on investment ("ROI") projects	53	75	85
Total ROI Projects	174	255	280
Renewals and Replacements ("R&R")	213	285	305
R&R and ROI Capital expenditures	387	540	585
R&R - Property Damage Reconstruction	5	10	15
Total Capital Expenditures	$392	$550	$600

Inventory spend for condo development(1)	17	17	17
Total capital allocation	$409	$567	$617
__________
(1)Represents construction costs for the development of condominium units on a land parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort. Under GAAP, costs to develop units for resale are considered an operating activity on the statement of cash flows, and categorized as inventory. This spend is separate from payments for capital expenditures, which are considered investing activities.
The forecast property damage reconstruction includes estimated spend for damage caused by the Kona Low rainstorm to the Company's properties in Hawaii in March 2026. Remediation efforts are substantially complete, and the hotels remained operational with isolated instances of water damage. The Company is still evaluating the complete property and business interruption impacts of the storm, but currently estimates the total property costs to be approximately $20 million to $25 million, which includes remediation costs of approximately $2 million, and completion of restoration efforts in 2027. The Company expects its insurance coverage to substantially cover the property damage in excess of the insurance deductible.
Under the Hyatt and Marriott Transformational Capital Programs, the Company received $7 million of operating guarantees in the third quarter of 2026 to offset expected business disruption. The Company expects to receive a total of $19 million of operating guarantees in 2026 under the two programs. The transformational renovation at the Ritz-Carlton Naples, Tiburon was substantially completed in the third quarter of 2026.
2026 OUTLOOK
In the third quarter of 2026, the Company continued to see strong leisure and group demand, which drove an increase in rates, coupled with improving business transient volume. Comparable hotel RevPAR for October also grew approximately 6.5% over 2025. The updated 2026 guidance reflects the Company's strong third quarter results and improved expectations for the fourth quarter driven by strong leisure demand, favorable group booking pace, and improving business transient demand. Full year operating profit margins and comparable hotel EBITDA margins are expected to increase compared to 2025, as rate improvements offset increases in wage expense.
The guidance includes an estimated $3 million and $6 million of net income and Adjusted EBITDAre, respectively, which is expected from the recent acquisitions of 1 Hotel Brooklyn Bridge and Renaissance Dallas at Plano Legacy West Hotel. Due to the timing of the acquisitions, the results for these two hotels will be included in comparable hotel results starting in the fourth quarter. The guidance for net income and Adjusted EBITDAre also includes an estimated $18 million net contribution from sales expected to close at the condominium development adjacent to the Four Seasons Resort Orlando at Walt Disney World® Resort this year, with remaining sales expected to shift into 2027. Additionally, the final determination on insurance claims related to Hurricanes Helene and Milton is expected by the end of the year, but no additional amounts from what was received in first quarter are included in guidance.

© Host Hotels & Resorts, Inc.	PAGE 4 OF 26

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 4, 2026

The Company anticipates its 2026 operating results as compared to 2025 will be approximately as follows:

	Current Full Year 2026 Guidance	Current Full Year 2026 Guidance Change vs. 2025	Previous Full Year 2026 Guidance Midpoint Change vs. 2025	Change in Full Year 2026 Guidance
Comparable hotel Total RevPAR	$392	6.0%	5.0%	100 bps
Comparable hotel RevPAR	$237	6.75%	5.0%	175 bps
Total revenues under GAAP (in millions)	$6,213	1.6%	0.4%	120 bps
Operating profit margin under GAAP	15.4%	140 bps	100 bps	40 bps
Comparable hotel EBITDA margin	30.0%	80 bps	50 bps	30 bps

Based upon the above parameters, the Company estimates its 2026 guidance will be approximately as follows:

	Current Full Year 2026 Guidance	Previous Full Year 2026 Guidance Midpoint	Change in Full Year 2026 Guidance
Net income (in millions)	$978	$953	$25
Adjusted EBITDAre (in millions)	$1,865	$1,830	$35
Diluted earnings per common share	$1.40	$1.36	$0.04
NAREIT FFO per diluted share	$2.17	$2.12	$0.05
Adjusted FFO per diluted share	$2.21	$2.16	$0.05
See the 2026 Forecast Schedules and the Notes to Financial Information for items that may affect forecast results.
ABOUT HOST HOTELS & RESORTS
Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 72 properties in the United States and five properties internationally totaling approximately 41,800 rooms. The Company also holds non-controlling interests in seven domestic joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, W®, The Luxury Collection®, Hyatt®, Fairmont®, 1 Hotels®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include, but may not be limited to, our expectations regarding the strength of lodging demand, the continued recovery in Maui from the 2023 wildfires, and 2026 estimates with respect to our business, including our anticipated capital expenditures and financial and operating results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in the Company’s annual report on Form 10-K and other filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 4, 2026, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
*This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks have any responsibility or liability for any information contained in this press release.
*** Tables to Follow ***

© Host Hotels & Resorts, Inc.	PAGE 5 OF 26

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 4, 2026

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of September 30, 2026, which are non-controlling interests in Host LP in our consolidated balance sheets and are included in net (income) loss attributable to non-controlling interests in our condensed consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

2026 OPERATING RESULTS	PAGE NO.

Condensed Consolidated Balance Sheets (unaudited) September 30, 2026 and December 31, 2025	7

Condensed Consolidated Statements of Operations (unaudited) Quarter and Year-to-date ended September 30, 2026 and 2025	8

Earnings per Common Share (unaudited) Quarter and Year-to-date ended September 30, 2026 and 2025	9

Hotel Operating Data
Hotel Operating Data for Consolidated Hotels (by Location)	10

Schedule of Comparable Hotel Results	14

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre	17

Reconciliation of Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share	18

2026 FORECAST INFORMATION

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2026 Forecasts	19

Schedule of Comparable Hotel Results for Full Year 2026 Forecasts	21

Notes to Financial Information	22

© Host Hotels & Resorts, Inc.	PAGE 6 OF 26

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in millions, except shares and per share amounts)

	September 30, 2026	December 31, 2025

ASSETS
Property and equipment, net	$9,625	$10,636
Right-of-use assets	557	560
Assets held for sale	—	34
Due from managers	50	39
Advances to and investments in affiliates	310	259
Furniture, fixtures and equipment replacement fund	157	167
Notes receivable	114	114
Other	448	472
Cash and cash equivalents	1,492	768
Total assets	$12,753	$13,049

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt⁽¹⁾
Senior notes	$3,992	$3,986
Credit facility, including the term loans of $1,000 and $999, respectively	999	996
Mortgage and other debt	93	95
Total debt	5,084	5,077
Lease liabilities	561	563
Accounts payable and accrued expenses	286	355
Due to managers	33	76
Other	233	246
Total liabilities	6,197	6,317

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	211	171

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $0.01, 1,050 million shares authorized, 685.1 million shares and 687.8 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,180	7,289
Accumulated other comprehensive loss	(66)	(68)
Deficit	(780)	(670)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,341	6,558
Non-redeemable non-controlling interests—other consolidated partnerships	4	3
Total equity	6,345	6,561
Total liabilities, non-controlling interests and equity	$12,753	$13,049
__________
(1)Please see our Third Quarter 2026 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2026	2025	2026	2025
Revenues
Rooms	$841	$826	$2,738	$2,713
Food and beverage	367	364	1,368	1,345
Other	132	141	440	453
Condominium sales	7	—	86	—
Total revenues	1,347	1,331	4,632	4,511
Expenses
Rooms	225	222	680	680
Food and beverage	273	278	911	914
Other departmental and support expenses	355	357	1,099	1,096
Management fees	56	52	197	191
Other property-level expenses	94	103	291	321
Depreciation and amortization	187	196	570	587
Cost of goods sold	6	—	71	—
Corporate and other expenses⁽¹⁾	30	27	87	83
Net gain on insurance settlements	—	(5)	(7)	(24)
Total operating costs and expenses	1,226	1,230	3,899	3,848
Operating profit	121	101	733	663
Interest income	17	7	47	22
Interest expense	(59)	(60)	(176)	(175)
Other gains (losses)	(6)	122	235	148
Equity in earnings of affiliates	5	2	16	16
Income before income taxes	78	172	855	674
Provision for income taxes	(7)	(9)	(42)	(35)
Net income	71	163	813	639
Less: Net income attributable to non-controlling interests	(1)	(2)	(12)	(9)
Net income attributable to Host Inc.	$70	$161	$801	$630
Basic earnings per common share	$0.10	$0.23	$1.17	$0.91
Diluted earnings per common share	$0.10	$0.23	$1.16	$0.91
___________
(1)Corporate and other expenses include the following items:

	Quarter ended September 30,		Year-to-date ended September 30,
	2026	2025	2026	2025
General and administrative costs	$23	$22	$68	$67
Non-cash stock-based compensation expense	7	5	19	16
Total	$30	$27	$87	$83

HOST HOTELS & RESORTS, INC.
Earnings per Common Share
(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2026	2025	2026	2025
Net income	$71	$163	$813	$639
Less: Net income attributable to non-controlling interests	(1)	(2)	(12)	(9)
Net income attributable to Host Inc.	$70	$161	$801	$630

Basic weighted average shares outstanding	685.1	687.5	685.9	692.6
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	2.2	2.0	2.1	1.9
Diluted weighted average shares outstanding⁽¹⁾	687.3	689.5	688.0	694.5
Basic earnings per common share	$0.10	$0.23	$1.17	$0.91
Diluted earnings per common share	$0.10	$0.23	$1.16	$0.91
___________
(1)Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels

Comparable Hotel Results by Location(1)

	As of September 30, 2026		Quarter ended September 30, 2026				Quarter ended September 30, 2025
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	1,580	$637.25	76.1%	$484.92	$754.87	$611.54	69.9%	$427.23	$675.34	13.5%	11.8%
Jacksonville	1	446	571.04	72.9%	416.13	911.98	516.44	72.4%	374.11	826.86	11.2%	10.3%
Miami	2	1,038	436.84	58.2%	254.44	459.22	387.67	59.1%	229.04	433.63	11.1%	5.9%
Oahu	2	876	506.03	82.7%	418.48	643.91	481.95	83.8%	403.71	620.81	3.7%	3.7%
Florida Gulf Coast	4	1,529	358.41	53.9%	193.11	406.21	375.39	42.7%	160.16	350.93	20.6%	15.8%
New York	3	2,720	442.30	88.7%	392.53	531.16	400.99	88.9%	356.36	487.87	10.1%	8.9%
Nashville	2	721	345.67	81.5%	281.64	488.48	330.15	77.6%	256.22	449.68	9.9%	8.6%
Phoenix	3	1,565	275.17	40.1%	110.47	279.75	262.62	61.9%	162.56	410.51	(32.0%)	(31.9%)
Los Angeles/Orange County	3	1,067	313.97	77.4%	242.97	351.09	308.01	76.7%	236.26	354.62	2.8%	(1.0%)
San Diego	3	3,294	313.84	77.8%	244.08	429.21	302.44	76.9%	232.44	410.75	5.0%	4.5%
Boston	2	1,496	319.87	83.6%	267.46	343.76	297.49	79.6%	236.86	303.04	12.9%	13.4%
Washington, D.C. (CBD)	4	2,788	279.94	67.6%	189.30	276.10	265.42	56.6%	150.31	232.09	25.9%	19.0%
Philadelphia	2	810	258.11	85.0%	219.45	319.47	231.56	83.9%	194.39	301.51	12.9%	6.0%
San Francisco/San Jose	6	4,162	241.98	77.1%	186.54	267.88	228.63	74.7%	170.68	243.57	9.3%	10.0%
Northern Virginia	2	916	273.59	73.8%	201.84	301.29	254.61	72.4%	184.39	268.82	9.5%	12.1%
Chicago	3	1,562	293.68	85.0%	249.64	343.57	275.28	83.7%	230.39	323.52	8.4%	6.2%
Seattle	2	1,315	277.90	86.2%	239.55	310.71	278.57	82.7%	230.37	292.94	4.0%	6.1%
Orlando	1	2,004	209.36	56.9%	119.17	338.82	207.95	54.1%	112.42	315.86	6.0%	7.3%
Austin	2	769	223.81	57.7%	129.15	255.71	205.41	41.4%	85.07	157.45	51.8%	62.4%
Atlanta	2	810	225.60	69.0%	155.75	250.37	205.50	69.2%	142.11	218.67	9.6%	14.5%
Houston	4	1,710	200.78	64.9%	130.40	182.47	195.20	61.2%	119.37	163.15	9.2%	11.8%
San Antonio	2	1,512	215.52	62.0%	133.66	203.81	207.97	58.2%	121.08	186.09	10.4%	9.5%
Denver	3	1,342	214.09	75.6%	161.81	237.11	213.29	74.8%	159.43	230.23	1.5%	3.0%
New Orleans	1	1,333	164.81	58.5%	96.46	175.58	150.07	58.8%	88.31	151.18	9.2%	16.1%
Other	6	2,056	221.88	70.9%	157.30	229.68	211.73	72.4%	153.38	228.83	2.6%	0.4%
Domestic	68	39,421	307.98	71.8%	221.17	352.45	291.67	69.8%	203.49	328.88	8.7%	7.2%

International	5	1,499	234.82	74.7%	175.46	235.72	214.10	72.3%	154.77	206.87	13.4%	13.9%
All Locations	73	40,920	$305.20	71.9%	$219.50	$348.19	$288.73	69.8%	$201.71	$324.47	8.8%	7.3%
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Comparable Hotel Results by Location(1)

	As of September 30, 2026		Year-to-date ended September 30, 2026				Year-to-date ended September 30, 2025
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	1,580	$647.81	77.6%	$502.67	$785.01	$641.29	71.8%	$460.58	$728.70	9.1%	7.7%
Jacksonville	1	446	590.75	75.8%	447.90	1,005.52	546.80	74.6%	407.90	918.63	9.8%	9.5%
Miami	2	1,038	610.37	73.3%	447.62	771.89	541.24	72.8%	394.28	694.08	13.5%	11.2%
Oahu	2	876	499.03	80.3%	400.55	631.98	482.90	83.5%	403.43	618.34	(0.7%)	2.2%
Florida Gulf Coast	4	1,529	541.75	67.8%	367.51	783.46	518.80	65.0%	337.19	734.07	9.0%	6.7%
New York	3	2,720	410.20	86.2%	353.42	507.61	381.66	85.9%	327.75	471.21	7.8%	7.7%
Nashville	2	721	355.95	80.8%	287.75	491.88	338.77	80.7%	273.48	469.46	5.2%	4.8%
Phoenix	3	1,565	430.33	63.9%	274.90	618.46	389.03	71.5%	278.30	651.58	(1.2%)	(5.1%)
Los Angeles/Orange County	3	1,067	318.80	77.6%	247.33	365.69	306.41	78.2%	239.47	361.29	3.3%	1.2%
San Diego	3	3,294	312.45	77.0%	240.45	446.48	302.30	76.2%	230.25	430.73	4.4%	3.7%
Boston	2	1,496	309.93	74.2%	230.10	308.16	291.42	75.7%	220.46	287.97	4.4%	7.0%
Washington, D.C. (CBD)	4	2,788	308.08	69.3%	213.48	314.92	312.81	63.6%	198.84	290.96	7.4%	8.2%
Philadelphia	2	810	256.54	81.2%	208.43	310.56	235.96	82.1%	193.71	295.87	7.6%	5.0%
San Francisco/San Jose	6	4,162	281.75	73.4%	206.69	297.79	255.37	70.3%	179.44	265.08	15.2%	12.3%
Northern Virginia	2	916	278.06	72.9%	202.77	308.70	268.51	68.6%	184.16	284.99	10.1%	8.3%
Chicago	3	1,562	265.10	73.6%	195.20	277.13	252.43	72.0%	181.64	258.88	7.5%	7.0%
Seattle	2	1,315	254.48	71.5%	181.97	245.44	251.35	71.8%	180.44	240.72	0.8%	2.0%
Orlando	1	2,004	243.15	66.9%	162.61	423.08	237.25	67.0%	158.98	408.96	2.3%	3.5%
Austin	2	769	248.25	65.0%	161.32	305.06	238.80	52.4%	125.10	231.79	29.0%	31.6%
Atlanta	2	810	226.09	69.6%	157.25	266.08	214.99	68.2%	146.72	244.64	7.2%	8.8%
Houston	4	1,710	217.35	69.3%	150.63	207.55	209.62	68.2%	142.92	198.42	5.4%	4.6%
San Antonio	2	1,512	228.68	64.3%	147.10	233.54	223.44	61.8%	138.18	219.96	6.5%	6.2%
Denver	3	1,342	206.28	66.6%	137.37	207.97	203.98	67.2%	137.17	207.38	0.1%	0.3%
New Orleans	1	1,333	188.90	61.9%	116.98	199.75	205.67	65.4%	134.43	215.07	(13.0%)	(7.1%)
Other	6	2,056	244.59	70.2%	171.69	252.19	236.90	70.8%	167.72	250.83	2.4%	0.5%
Domestic	68	39,421	331.71	72.5%	240.59	399.76	316.34	71.4%	225.90	378.29	6.5%	5.7%

International	5	1,499	218.72	67.8%	148.37	207.04	196.33	67.9%	133.40	183.36	11.2%	12.9%
All Locations	73	40,920	$327.84	72.4%	$237.21	$392.74	$312.15	71.3%	$222.51	$371.19	6.6%	5.8%
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of September 30,
	2026	2025	Quarter ended September 30, 2026				Quarter ended September 30, 2025
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	3	$637.25	76.1%	$484.92	$754.87	$611.54	69.9%	$427.23	$675.34	13.5%	11.8%
Jacksonville	1	1	571.04	72.9%	416.13	911.98	516.44	72.4%	374.11	826.86	11.2%	10.3%
Miami	2	2	436.84	58.2%	254.44	459.22	387.67	59.1%	229.04	433.63	11.1%	5.9%
Oahu	2	2	506.03	82.7%	418.48	643.91	481.95	83.8%	403.71	620.81	3.7%	3.7%
Florida Gulf Coast	5	5	364.47	56.6%	206.27	436.40	372.69	46.3%	172.40	369.38	19.6%	18.1%
New York	3	3	442.30	88.7%	392.53	531.16	400.99	88.9%	356.36	487.87	10.1%	8.9%
Nashville	2	2	345.67	81.5%	281.64	488.48	330.15	77.6%	256.22	449.68	9.9%	8.6%
Phoenix	3	3	275.17	40.1%	110.47	279.75	262.62	61.9%	162.56	410.51	(32.0%)	(31.9%)
Los Angeles/Orange County	3	3	313.97	77.4%	242.97	351.09	308.01	76.7%	236.26	354.62	2.8%	(1.0%)
San Diego	3	3	313.84	77.8%	244.08	429.21	302.44	76.9%	232.44	410.75	5.0%	4.5%
Boston	2	2	319.87	83.6%	267.46	343.76	297.49	79.6%	236.86	303.04	12.9%	13.4%
Washington, D.C. (CBD)	4	4	279.94	67.6%	189.30	276.10	260.24	57.4%	149.50	227.53	26.6%	21.3%
Philadelphia	2	2	258.11	85.0%	219.45	319.47	231.56	83.9%	194.39	301.51	12.9%	6.0%
San Francisco/San Jose	6	6	241.98	77.1%	186.54	267.88	228.63	74.7%	170.68	243.57	9.3%	10.0%
Northern Virginia	2	2	273.59	73.8%	201.84	301.29	254.61	72.4%	184.39	268.82	9.5%	12.1%
Chicago	3	3	293.68	85.0%	249.64	343.57	275.28	83.7%	230.39	323.52	8.4%	6.2%
Seattle	2	2	277.90	86.2%	239.55	310.71	278.57	82.7%	230.37	292.94	4.0%	6.1%
Orlando	1	2	209.36	56.9%	119.17	338.82	346.50	53.4%	185.18	421.34	(35.6%)	(19.6%)
Austin	2	2	223.81	57.7%	129.15	255.71	205.41	41.4%	85.07	157.45	51.8%	62.4%
Atlanta	2	2	225.60	69.0%	155.75	250.37	205.50	69.2%	142.11	218.67	9.6%	14.5%
Houston	4	5	200.78	64.9%	130.40	182.47	204.97	58.2%	119.28	164.24	9.3%	11.1%
San Antonio	2	2	215.52	62.0%	133.66	203.81	207.97	58.2%	121.08	186.09	10.4%	9.5%
Denver	3	3	214.09	75.6%	161.81	237.11	213.29	74.8%	159.43	230.23	1.5%	3.0%
New Orleans	1	1	164.81	58.5%	96.46	175.58	150.07	58.8%	88.31	151.18	9.2%	16.1%
Other	7	9	257.44	70.8%	182.17	267.57	353.05	71.1%	251.04	382.79	(27.4%)	(30.1%)
Domestic	70	74	310.38	71.8%	222.77	356.18	305.68	69.2%	211.63	342.53	5.3%	4.0%

International	5	5	234.82	74.7%	175.46	235.72	214.10	72.3%	154.77	206.87	13.4%	13.9%
All Locations	75	79	$307.53	71.9%	$221.06	$351.83	$302.34	69.3%	$209.64	$337.84	5.4%	4.1%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of September 30,
	2026	2025	Year-to-date ended September 30, 2026				Year-to-date ended September 30, 2025
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	3	$647.81	77.6%	$502.67	$785.01	$641.29	71.8%	$460.58	$728.70	9.1%	7.7%
Jacksonville	1	1	590.75	75.8%	447.90	1,005.52	546.80	74.6%	407.90	918.63	9.8%	9.5%
Miami	2	2	610.37	73.3%	447.62	771.89	541.24	72.8%	394.28	694.08	13.5%	11.2%
Oahu	2	2	499.03	80.3%	400.55	631.98	482.90	83.5%	403.43	618.34	(0.7%)	2.2%
Florida Gulf Coast	5	5	524.88	69.3%	363.68	769.42	500.78	62.0%	310.25	662.29	17.2%	16.2%
New York	3	3	410.20	86.2%	353.42	507.61	381.66	85.9%	327.75	471.21	7.8%	7.7%
Nashville	2	2	355.95	80.8%	287.75	491.88	338.77	80.7%	273.48	469.46	5.2%	4.8%
Phoenix	3	3	430.33	63.9%	274.90	618.46	389.03	71.5%	278.30	651.58	(1.2%)	(5.1%)
Los Angeles/Orange County	3	3	318.80	77.6%	247.33	365.69	306.41	78.2%	239.47	361.29	3.3%	1.2%
San Diego	3	3	312.45	77.0%	240.45	446.48	302.30	76.2%	230.25	430.73	4.4%	3.7%
Boston	2	2	309.93	74.2%	230.10	308.16	291.42	75.7%	220.46	287.97	4.4%	7.0%
Washington, D.C. (CBD)	4	4	308.08	69.3%	213.48	314.92	309.88	65.0%	201.57	290.56	5.9%	8.4%
Philadelphia	2	2	256.54	81.2%	208.43	310.56	235.96	82.1%	193.71	295.87	7.6%	5.0%
San Francisco/San Jose	6	6	281.75	73.4%	206.69	297.79	255.37	70.3%	179.44	265.08	15.2%	12.3%
Northern Virginia	2	2	278.06	72.9%	202.77	308.70	268.51	68.6%	184.16	284.99	10.1%	8.3%
Chicago	3	3	265.10	73.6%	195.20	277.13	252.43	72.0%	181.64	258.88	7.5%	7.0%
Seattle	2	2	254.48	71.5%	181.97	245.44	251.35	71.8%	180.44	240.72	0.8%	2.0%
Orlando	1	2	278.29	66.6%	185.38	457.25	398.78	65.9%	262.80	556.99	(29.5%)	(17.9%)
Austin	2	2	248.25	65.0%	161.32	305.06	238.80	52.4%	125.10	231.79	29.0%	31.6%
Atlanta	2	2	226.09	69.6%	157.25	266.08	214.99	68.2%	146.72	244.64	7.2%	8.8%
Houston	4	5	217.43	69.2%	150.39	207.30	221.02	65.5%	144.79	203.16	3.9%	2.0%
San Antonio	2	2	228.68	64.3%	147.10	233.54	223.44	61.8%	138.18	219.96	6.5%	6.2%
Denver	3	3	206.28	66.6%	137.37	207.97	203.98	67.2%	137.17	207.38	0.1%	0.3%
New Orleans	1	1	188.90	61.9%	116.98	199.75	205.67	65.4%	134.43	215.07	(13.0%)	(7.1%)
Other	7	9	298.50	68.5%	204.55	307.86	332.51	67.6%	224.74	345.59	(9.0%)	(10.9%)
Domestic	70	74	336.86	72.4%	243.91	406.33	329.75	70.8%	233.35	389.38	4.5%	4.4%

International	5	5	218.72	67.8%	148.37	207.04	196.33	67.9%	133.40	183.36	11.2%	12.9%
All Locations	75	79	$332.87	72.2%	$240.48	$399.19	$325.30	70.7%	$229.89	$382.28	4.6%	4.4%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1)
(unaudited, in millions, except hotel statistics)

	Quarter ended September 30,		Year-to-date ended September 30,
	2026	2025	2026	2025
Number of hotels	73	73	73	73
Number of rooms	40,920	40,920	40,920	40,920
Change in comparable hotel Total RevPAR	7.3%	—	5.8%	—
Change in comparable hotel RevPAR	8.8%	—	6.6%	—
Operating profit margin⁽²⁾	9.0%	7.6%	15.8%	14.7%
Comparable hotel EBITDA margin⁽²⁾	25.2%	24.3%	30.2%	29.5%
Food and beverage profit margin⁽²⁾	25.6%	23.6%	33.4%	32.0%
Comparable hotel food and beverage profit margin⁽²⁾	25.9%	24.9%	33.7%	33.0%

Net income	$71	$163	$813	$639
Depreciation and amortization	187	196	570	587
Interest expense	59	60	176	175
Provision for income taxes	7	9	42	35
Gain on sale of property and corporate level income/expense	14	(104)	(211)	(103)
Property transaction adjustments⁽³⁾	—	(12)	(11)	(70)
Non-comparable hotel results, net⁽⁴⁾	(7)	(15)	(40)	(37)
Condominium sales (5)	—	—	(12)	—
Comparable hotel EBITDA⁽¹⁾	$331	$297	$1,327	$1,226
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel results, which are non-GAAP measures, and the limitations on their use. For additional information on comparable hotel EBITDA by location, see the Third Quarter 2026 Supplemental Financial Information posted on our website.
(2)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1) (cont.)
(unaudited, in millions, except hotel statistics)

	Quarter ended September 30, 2026					Quarter ended September 30, 2025
		Adjustments					Adjustments
	GAAP Results	Non-comparable hotel results, net ⁽⁴⁾	Condominium sales (5)	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$841	$(14)	$—	$—	$827	$826	$(48)	$(18)	$—	$760
Food and beverage	367	(8)	—	—	359	364	(19)	(7)	—	338
Other	132	(6)	—	—	126	141	(13)	(4)	—	124
Condominium sales	7	—	(7)	—	—	—	—	—	—	—
Total revenues	1,347	(28)	(7)	—	1,312	1,331	(80)	(29)	—	1,222
Expenses
Room	225	(3)	—	—	222	222	(12)	(2)	—	208
Food and beverage	273	(7)	—	—	266	278	(17)	(7)	—	254
Other	505	(11)	(1)	—	493	512	(39)	(10)	—	463
Depreciation and amortization	187	—	—	(187)	—	196	—	—	(196)	—
Cost of goods sold	6	—	(6)	—	—	—	—	—	—	—
Corporate and other expenses	30	—	—	(30)	—	27	—	—	(27)	—
Net gain on insurance settlements	—	—	—	—	—	(5)	—	5	—	—
Total expenses	1,226	(21)	(7)	(217)	981	1,230	(68)	(14)	(223)	925
Operating Profit - Comparable hotel EBITDA	$121	$(7)	$—	$217	$331	$101	$(12)	$(15)	$223	$297

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1) (cont.)
(unaudited, in millions, except hotel statistics)

	Year-to-date ended September 30, 2026						Year-to-date ended September 30, 2025
		Adjustments						Adjustments
	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Condominium sales (5)	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$2,738	$(32)	$(53)	$—	$—	$2,653	$2,713	$(185)	$(41)	$—	$2,487
Food and beverage	1,368	(16)	(30)	—	—	1,322	1,345	(75)	(17)	—	1,253
Other	440	(7)	(16)	—	—	417	453	(36)	(8)	—	409
Condominium sales	86	—	—	(86)	—	—	—	—	—	—	—
Total revenues	4,632	(55)	(99)	(86)	—	4,392	4,511	(296)	(66)	—	4,149
Expenses
Room	680	(7)	(11)	—	—	662	680	(40)	(8)	—	632
Food and beverage	911	(12)	(22)	—	—	877	914	(59)	(15)	—	840
Other	1,587	(25)	(33)	(3)	—	1,526	1,608	(127)	(30)	—	1,451
Depreciation and amortization	570	—	—	—	(570)	—	587	—	—	(587)	—
Cost of goods sold	71	—	—	(71)	—	—	—	—	—	—	—
Corporate and other expenses	87	—	—	—	(87)	—	83	—	—	(83)	—
Net gain on insurance settlements	(7)	—	7	—	—	—	(24)	—	24	—	—
Total expenses	3,899	(44)	(59)	(74)	(657)	3,065	3,848	(226)	(29)	(670)	2,923
Operating Profit - Comparable hotel EBITDA	$733	$(11)	$(40)	$(12)	$657	$1,327	$663	$(70)	$(37)	$670	$1,226

(3)Property transaction adjustments represent the following items: (i) the elimination of results of operations of hotels sold or held-for-sale as of the reporting date, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) the addition of results for periods prior to our ownership for hotels acquired as of the reporting date.
(4)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds covering lost revenues while the property was considered non-comparable.
(5)Includes revenues and costs, including marketing and administrative expenses of approximately $1 million and $3 million for the quarter and year-to-date 2026, respectively, related to the development and sale of condominium units adjacent to the Four Seasons Resort Orlando at Walt Disney World® Resort.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre (1)
(unaudited, in millions)

	Quarter ended September 30,		Year-to-date ended September 30,
	2026	2025	2026	2025
Net income⁽²⁾	$71	$163	$813	$639
Interest expense	59	60	176	175
Depreciation and amortization	187	196	566	587
Income taxes	7	9	42	35
EBITDA⁽²⁾	324	428	1,597	1,436
(Gain) loss on dispositions⁽³⁾	6	(122)	(235)	(143)
Non-cash impairment expense	—	—	4	—
Equity investment adjustments:
Equity in earnings of affiliates	(5)	(2)	(16)	(16)
Pro rata EBITDAre of equity investments⁽⁴⁾	15	10	46	36
EBITDAre⁽²⁾	340	314	1,396	1,313
Adjustments to EBITDAre:
Non-cash stock-based compensation expense	7	5	19	16
Adjusted EBITDAre⁽²⁾	$347	$319	$1,415	$1,329
___________
(1)See the Notes to Financial Information for discussion of non-GAAP measures.
(2)Net income, EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO for the year-to-date ended September 30, 2025 include a gain of $4 million from the sale of land adjacent to The Phoenician hotel.
(3)Reflects the sale of four hotels in 2026 and two hotels in 2025, and the sale of the Asia/Pacific joint venture's interest in two separate joint ventures in India in 2025.
(4)Unrealized gains of our unconsolidated investments are not recognized in our EBITDAre, Adjusted EBITDAre, NAREIT FFO or Adjusted FFO until they have been realized by the unconsolidated partnership.

HOST HOTELS & RESORTS, INC.
Reconciliation of Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share (1)
(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2026	2025	2026	2025
Net income⁽²⁾	$71	$163	$813	$639
Less: Net income attributable to non-controlling interests	(1)	(2)	(12)	(9)
Net income attributable to Host Inc.	70	161	801	630
Adjustments:
(Gain) loss on dispositions⁽³⁾	6	(122)	(235)	(143)
Tax on dispositions	—	—	5	—
Depreciation and amortization	187	196	565	586
Non-cash impairment expense	—	—	4	—
Equity investment adjustments:
Equity in earnings of affiliates	(5)	(2)	(16)	(16)
Pro rata FFO of equity investments⁽⁴⁾	6	4	25	20
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	—	(1)	—	(1)
FFO adjustment for non-controlling interests of Host L.P.	(3)	(1)	(5)	(6)
NAREIT FFO⁽²⁾	261	235	1,144	1,070
Adjustments to NAREIT FFO:
Non-cash stock-based compensation expense	7	5	19	16
Adjusted FFO⁽²⁾	$268	$240	$1,163	$1,086

For calculation on a per share basis:⁽⁵⁾

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	687.3	689.5	688.0	694.5
Diluted earnings per common share	$0.10	$0.23	$1.16	$0.91
NAREIT FFO per diluted share	$0.38	$0.34	$1.66	$1.54
Adjusted FFO per diluted share	$0.39	$0.35	$1.69	$1.56
___________
(1-4)Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(5)Diluted earnings per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partner interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2026 Forecasts (1)
(unaudited, in millions)

Full Year 2026
Net income	$978
Interest expense	243
Depreciation and amortization	755
Income taxes	56
EBITDA	2,032
Gain on dispositions	(235)
Non-cash impairment expense	4
Equity investment adjustments:
Equity in earnings of affiliates	(25)
Pro rata EBITDAre of equity investments	62
EBITDAre	1,838
Adjustments to EBITDAre:
Non-cash stock-based compensation expense	27
Adjusted EBITDAre	$1,865

Full Year 2026
Net income	$978
Less: Net income attributable to non-controlling interests	(14)
Net income attributable to Host Inc.	964
Adjustments:
Gain on dispositions	(235)
Tax on dispositions	5
Depreciation and amortization	753
Non-cash impairment expense	4
Equity investment adjustments:
Equity in earnings of affiliates	(25)
Pro rata FFO of equity investments	34
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)
FFO adjustment for non-controlling interests of Host LP	(7)
NAREIT FFO	1,492
Adjustments to NAREIT FFO:
Non-cash stock-based compensation expense	27
Loss on extinguishment of debt	5
Adjusted FFO	$1,524

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	688.7
Diluted earnings per common share	$1.40
NAREIT FFO per diluted share	$2.17
Adjusted FFO per diluted share	$2.21
_______________
(1)The Forecasts are based on the below assumptions:
•Comparable hotel RevPAR will increase 6.75% compared to 2025 for the full year forecast. This forecast assumes a continued recovery at our Maui properties from the 2023 wildfires, however the timing of Maui's full recovery remains uncertain.
•Comparable hotel EBITDA margins will increase approximately 80 basis points compared to 2025 for the full year forecast.
•We expect to spend approximately $550 million to $600 million on capital expenditures.
•Includes $3 million of net income and $6 million of EBITDA from the 1 Hotel Brooklyn Bridge and the Renaissance Dallas at Plano Legacy West Hotel, acquired in October 2026. Assumes no additional dispositions or acquisitions during the year.
•Assumes an approximate $18 million contribution to net income and Adjusted EBITDAre from the sale of condominium units.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2026 Forecasts (1) (cont.)
(unaudited, in millions)

•Includes $7 million of gain from business interruption proceeds related to hurricane claims already received in 2026, but assumes no further business interruption proceeds during the year.
For a discussion of items that may affect forecast results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results for Full Year 2026 Forecasts (1)(2)
(unaudited, in millions)

Full Year 2026
Operating profit margin(3)	15.4%
Comparable hotel EBITDA margin(3)	30.0%

Net income	$978
Depreciation and amortization	759
Interest expense	243
Provision for income taxes	56
Gain on sale of property and corporate level income/expense	(195)
Forecast results for subsequent acquisitions(2)	(6)
Property transaction adjustments(4)	(11)
Non-comparable hotel results, net(5)	(49)
Condominium sales (6)	(18)
Comparable hotel EBITDA(1)	$1,757
___________
(1)See "Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2026 Forecasts" for other forecast assumptions.
(2)Forecast comparable hotel results include 73 hotels (of our 75 hotels owned at September 30, 2026) that we have assumed will be classified as comparable as of December 31, 2026. Comparable hotel metrics do not yet include the results of the 1 Hotel Brooklyn Bridge and the Renaissance Dallas at Plano Legacy West Hotel, which were acquired in October 2026. We expect to include the comparable hotel results for these two hotels beginning in the fourth quarter. See footnote (5) for details on our non-comparable hotel results.
(3)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Full Year 2026
			Adjustments
	GAAP Results	Forecast results for October acquisitions	Property transaction adjustments	Non-comparable hotel results, net	Condominium sales	Depreciation and corporate level items	Comparable hotel Results
Revenues
Rooms	$3,650	$(11)	$(32)	$(70)	$—	$—	$3,537
Food and beverage	1,839	(8)	(16)	(40)	—	—	1,775
Other	724	(2)	(7)	(20)	(141)	—	554
Total revenues	6,213	(21)	(55)	(130)	(141)	—	5,866
Expenses
Hotel expenses	4,262	(15)	(44)	(88)	(6)	—	4,109
Depreciation and amortization	759	—	—	—	—	(759)	—
Cost of goods sold	117	—	—	—	(117)	—	—
Corporate and other expenses	128	—	—	—	—	(128)	—
Net gain on insurance settlements	(7)	—	—	7	—	—	—
Total expenses	5,259	(15)	(44)	(81)	(123)	(887)	4,109
Operating Profit - Comparable hotel EBITDA	$954	$(6)	$(11)	$(49)	$(18)	$887	$1,757
(4)Property transaction adjustments represent the following items: (i) the elimination of results of operations of hotels sold or held-for-sale as of the reporting date, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) the addition of results for periods prior to our ownership for hotels acquired as of the reporting date. Forecast data also eliminates results of hotels assumed to be sold during the year.
(5)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds covering lost revenues while the property was considered non-comparable. The following properties are expected to be non-comparable for full year 2026:
•The Don CeSar (business disruption due to Hurricane Helene resulting in closure of the hotel beginning at the end of September 2024, reopened in March 2025); and
•Alila Ventana Big Sur (business disruption due to local evacuation mandates and regional wildfire activity resulting in closure of the hotel beginning in August 2026, reopened in September 2026).
(6)Includes revenues and costs, including marketing and administrative expenses of approximately $6 million, related to the development and sale of condominium units adjacent to the Four Seasons Resort Orlando at Walt Disney World® Resort.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information
FORECASTS
Our forecast of net income, earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR, earnings and profitability; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.
COMPARABLE HOTEL OPERATING STATISTICS AND RESULTS
To facilitate a year-to-year comparison of our operations, we present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in our reports on a comparable hotel basis in order to enable our investors to better evaluate our operating performance. We define our comparable hotels as those that: (i) are owned or leased by us as of the reporting date and are not classified as held-for-sale; and (ii) have not sustained substantial property damage or business interruption, or undergone large-scale capital projects, in each case requiring closures lasting one month or longer (as further defined below), during the reporting periods being compared.
We make adjustments to include recent acquisitions to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. Additionally, operating results of hotels that we sell are excluded from the comparable hotel set once the transaction has closed or the hotel is classified as held-for-sale.
The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large-scale capital project would cause a hotel to be excluded from our comparable hotel set if it requires the entire property to be closed to hotel guests for one month or longer.
Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption if it requires the property to be closed to hotel guests for one month or longer. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after the hotel has reopened. Often, related to events that cause property damage and the closure of a hotel, we will collect business interruption insurance proceeds for the near-term loss of business. These proceeds are included in net gain on insurance settlements on our condensed consolidated statements of operations. Business interruption insurance gains covering lost revenues while the property was considered non-comparable also will be excluded from the comparable hotel results.
Of the 75 hotels that we owned as of September 30, 2026, 73 have been classified as comparable hotels. The operating results of the following properties that we owned as of September 30, 2026 are excluded from comparable hotel results for these periods:
•The Don CeSar (business disruption due to Hurricane Helene resulting in closure of the hotel beginning at the end of September 2024, reopened in March 2025);
•Alila Ventana Big Sur (business disruption due to local evacuation mandates and regional wildfire activity resulting in closure of the hotel beginning in August 2026, reopened in September 2026); and
•Operations related to the development and sale of condominium units on a development parcel adjacent to the Four Seasons Resort Orlando at Walt Disney World® Resort.
Comparable hotel metrics do not yet include the results of 1 Hotel Brooklyn Bridge and Renaissance Dallas at Plano Legacy West Hotel, which were acquired in October 2026. We expect to include the comparable hotel results for these two hotels beginning in the fourth quarter.
FOREIGN CURRENCY TRANSLATION
Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. Therefore, hotel statistics and results for non-U.S. properties include the effect of currency fluctuations, consistent with our financial statement presentation.
NON-GAAP FINANCIAL MEASURES
Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, both at the hotel level and company-wide, (iii)

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
EBITDAre and Adjusted EBITDAre, and (iv) Comparable Hotel Operating Statistics and Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.
NAREIT FFO AND NAREIT FFO PER DILUTED SHARE
We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. As noted in NAREIT’s Funds From Operations White Paper – 2018 Restatement, NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to certain real estate assets, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment expense of certain real estate assets and investments and adjustments for consolidated partially owned entities and unconsolidated affiliates. Adjustments for consolidated partially owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.
We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of diluted earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.
Adjusted FFO per Diluted Share
We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of diluted earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:
•Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
•Non-Cash Stock-Based Compensation - We exclude the expense recorded for non-cash stock-based compensation, as it represents a non-cash transaction and the add back is consistent with the calculation of Adjusted EBITDA for our financial covenant ratios under our credit facility and senior notes indentures and consistent with the presentation of Adjusted FFO per diluted share for the majority of other lodging REIT filers.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our ongoing operating performance and, therefore, we excluded this item from Adjusted FFO.
EBITDA
Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.
EBITDAre and Adjusted EBITDAre
We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment expense for depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.
We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:
•Property Insurance Gains and Property Damage Losses – We exclude the effect of property insurance gains reflected in our condensed consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets. Similarly, losses from property damage or remediation costs that are not covered through insurance are excluded.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
•Non-Cash Stock-Based Compensation - We exclude the expense recorded for non-cash stock-based compensation, as it represents a non-cash transaction and the add back is consistent with the calculation of Adjusted EBITDA for our financial covenant ratios under our credit facility and senior notes indentures and consistent with the presentation of Adjusted EBITDAre for the majority of other lodging REIT filers.
In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last adjustment of this nature was a 2013 exclusion of a gain from an eminent domain claim.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre
We calculate EBITDAre and NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of EBITDAre and FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although EBITDAre and FFO per diluted share are useful measures when comparing our results to other REITs, they may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share and Adjusted EBITDAre, which measures are not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs or by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level reconfiguration and other items have been, and will be, made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as measures of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as measures of, amounts that accrue directly to stockholders’ benefit.
Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments, and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic partnerships that own a total of 124 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by unaffiliated limited partners and a 15% interest held by an unaffiliated limited partner in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.
Comparable Hotel Property Level Operating Results
We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or "same store," basis as supplemental information for our investors. Our comparable hotel results present operating results for our hotels without giving effect to dispositions or properties that experienced closures due to renovations or property damage, as discussed in “Comparable Hotel Operating Statistics and Results” above. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s properties in the aggregate. We eliminate from our comparable hotel level operating results severance costs related to broad-based and significant property-level reconfiguration that is not considered to be within the normal course of business, as we believe this elimination provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.
Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our condensed consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors. While management believes that presentation of comparable

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
hotel results is a supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results in the aggregate. For these reasons, we believe comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.